MDU Resources Reports Record Third Quarter Earnings;
Updates Earnings Guidance

BISMARCK, N.D. – Oct. 23, 2007 – MDU Resources Group, Inc. (NYSE:MDU) announced third quarter financial results, with consolidated earnings of $201.1 million, or $1.10 per common share, diluted, compared to $108.3 million, or 60 cents per common share for the comparable 2006 quarter.

Total 2007 quarterly earnings were affected by several significant items as more fully described in the Quarterly Performance Summary and Future Outlook section of this release. These items include the gain on the sale of domestic independent power production assets; an increase in income tax expense related to the international power production operations; and a higher seasonal loss at the natural gas utility associated with the acquisition of Cascade Natural Gas Corp. in July.

Highlights for Third Quarter 2007

•	Consolidated earnings of $201.1 million, or $1.10 per common share
•	Gain of $91.5 million from the sale of domestic independent power production assets
•	Earnings guidance for 2007 of $2.20 to $2.35 per common share

Consolidated earnings for the nine months ended Sept. 30 were $336.9 million, or $1.84 per common share, diluted. This compares with nine months’ earnings for the comparable 2006 period of $232.7 million, or $1.29 per common share.

“The results for the quarter reflect the significant value generated for our shareholders by the sale of the domestic independent power production assets. Our construction businesses continue to produce strong earnings through margin expansion and cost containment despite the slower economy in certain construction materials markets,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “The strong quarter is reflective of our business strategy and the earnings mix related to our three core lines of business.”

The company updated 2007 earnings guidance to a range of $2.20 to $2.35 per share.

“Our construction services group experienced a record quarter, and its year-to-date earnings of nearly $34 million have already exceeded its record earnings for all of 2006,” Hildestad said. “Through the outstanding efforts of this group’s highly skilled employees, we continue to excel in our markets.”

This group’s performance was driven by higher construction margins and equipment sales and rentals. During the quarter, the group acquired Lone Mountain Excavation and Utilities, a Las Vegas-based specialty excavation and utilities contractor, which complements services provided by our existing operations in this market.

Despite the nation’s depressed housing market, earnings at the construction materials and mining business were only slightly lower than last year’s record third quarter. The business continued its growth program with three acquisitions in August and September: Quality Concrete and Materials in Beaumont, Texas; Star Aggregates in Cheyenne, Wyo.; and Lampasas Quarry in Lampasas, Texas.

The pipeline and energy services business improved its earnings by 32 percent. Throughput increased as higher volumes were transported off system while producers moved more natural gas from the Rockies region into the higher-priced Midcontinent market. Gathering volumes also improved.

The oil and natural gas production business reported slightly lower earnings. Increases in realized oil prices and higher combined natural gas and oil production, as well as an income tax benefit, were more than offset by a decline in realized natural gas prices and higher lease operating expenses and depreciation, depletion and amortization.

The electric and natural gas distribution business reported lower earnings as a result of normal seasonal losses associated with the newly acquired Cascade Natural Gas Corp. Excluding the effect of the acquisition, earnings were slightly higher than the third quarter of 2006. As the winter heating season approaches, this business expects to benefit from the addition of Cascade’s 246,000 natural gas customers.

“This was a very solid quarter,” Hildestad said. “As is reflected in our earnings guidance, we expect 2007 to be a very successful year.”

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687, or (706) 645-9291 for international callers. The conference ID is 18791439.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *
Financial Contacts:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media Contact:
Rick Matteson, director of communications and public relations, (701) 530-1700

Quarterly Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth, revenue and earnings projections.

Business Line	Earnings Third Quarter 2007 (In Millions)	Earnings Third Quarter 2006 (In Millions)
Energy
Natural gas and oil production	$33.2	$35.0
Pipeline and energy services	9.2	8.7
Construction Materials and Mining	50.4	52.5
Utility Resources
Construction services	13.7	8.3
Electric and natural gas distribution	1.2	3.4
Independent power production	(3.5)	(1.3)
Other	.1	.3
Earnings before discontinued operations	104.3	106.9
Income (loss) from discontinued operations, net of tax:
Pipeline and energy services	.2	(1.6)
Independent power production	96.6	3.0
Earnings on common stock	$201.1	$108.3

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company.

•
Earnings per common share for 2007, diluted, are projected in the range of $2.20 to $2.35. The earnings per share guidance range includes the third quarter gain of $91.5 million (after tax) on the sale of the domestic independent power production assets, and earnings from discontinued operations.

•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2007 are approximately $1.1 billion. Segment variances, as compared to estimated capital expenditures reported in the company’s 2006 Form 10-K, include completed acquisitions at the construction materials and mining business, increased expenditures at the natural gas and oil production business and higher anticipated gathering expenditures at the pipeline and energy services business.

Energy

Natural Gas and Oil Production

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$86.4	$89.1	$276.4	$281.7
Oil	36.5	31.6	92.3	78.0
Other	.2	1.8	.4	5.3
	123.1	122.5	369.1	365.0
Operating expenses:
Purchased natural gas sold	---	1.5	.3	5.2
Operation and maintenance:
Lease operating costs	17.6	14.0	48.7	38.3
Gathering and transportation	5.3	4.5	14.9	13.9
Other	8.9	7.2	26.3	23.9
Depreciation, depletion and amortization	33.2	27.7	92.7	78.1
Taxes, other than income:
Production and property taxes	8.5	8.5	26.7	26.4
Other	.1	.2	.6	.7
	73.6	63.6	210.2	186.5
Operating income	49.5	58.9	158.9	178.5
Earnings	$33.2	$35.0	$99.0	$107.2
Production:
Natural gas (MMcf)	15,865	15,603	46,536	46,207
Oil (MBbls)	565	554	1,710	1,475
Average realized prices (including hedges):
Natural gas (per Mcf)	$5.45	$5.71	$5.94	$6.10
Oil (per barrel)	$64.54	$57.01	$53.94	$52.90
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$4.51	$5.13	$5.35	$5.72
Oil (per barrel)	$64.64	$57.69	$53.98	$53.99
Production costs, including taxes, per net equivalent Mcf:
Lease operating costs	$.91	$.74	$.86	$.70
Gathering and transportation	.28	.23	.26	.25
Production and property taxes	.44	.45	.47	.48
	$1.63	$1.42	$1.59	$1.43

This segment reported third quarter earnings of $33.2 million, compared to $35.0 million for the same period in 2006. Oil prices were 13 percent higher than those reported one year ago, while combined natural gas and oil production increased 2 percent. In addition, the company benefited approximately $3 million from a decrease in rates used to determine state income taxes resulting from recent expansion of operations into states such as Texas and Wyoming. These improvements were more than offset by natural gas prices that were 5 percent lower, and higher lease operating expenses and depreciation, depletion and amortization.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Long-term compound annual growth goals for production are in the range of 7 percent to 10 percent.
•	In 2007, the company expects a combined natural gas and oil production increase of approximately 4 percent.
•
The company expects to drill approximately 250 wells in 2007, which reflects the commingling of multiple coal seams into a single well bore. Commingling reduces the number of wells required to be drilled while accessing the same reserve potential.

•	Earnings guidance reflects estimated natural gas prices for November through December 2007 as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.25 to $6.75
NYMEX	$6.75 to $7.25
CIG	$4.00 to $4.50
During 2006 and through Sept. 30, 2007, more than three-fourths of the company’s natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for October through December 2007 in the range of $73 to $78 per barrel.
•
The company has hedged approximately 35 percent to 40 percent of its estimated natural gas production and approximately 5 percent to 10 percent of its estimated oil production for the last three months of 2007. For 2008, the company has hedged approximately 25 percent to 30 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. The hedges that are in place as of Oct. 22 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	10/07	232,500	$7.16
Natural Gas	Ventura	10/07 - 12/07	460,000	$8.00-$11.91
Natural Gas	Ventura	10/07 - 12/07	230,000	$8.00-$11.80
Natural Gas	Ventura	10/07 - 12/07	230,000	$8.00-$11.75
Natural Gas	Ventura	10/07 - 12/07	460,000	$7.50-$10.55
Natural Gas	CIG	10/07 - 12/07	460,000	$7.40
Natural Gas	CIG	10/07 - 12/07	460,000	$7.405
Natural Gas	Ventura	10/07 - 12/07	368,000	$8.25-$10.80
Natural Gas	CIG	10/07 - 12/07	230,000	$7.50-$9.12
Natural Gas	Ventura	10/07 - 12/07	460,000	$8.29
Natural Gas	Ventura	10/07 - 12/07	460,000	$7.85-$9.70
Natural Gas	Ventura	10/07 - 12/07	920,000	$7.67
Natural Gas	NYMEX	10/07 - 12/07	460,000	$7.50-$8.50
Natural Gas	Ventura	11/07 - 3/08	1,520,000	$8.00-$8.75
Natural Gas	Ventura	11/07 - 3/08	608,000	$9.01
Natural Gas	Ventura	1/08 - 3/08	910,000	$9.35
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79
Natural Gas	CIG	1/08 - 3/08	910,000	$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.50-$8.34
Natural Gas	Ventura	1/08 - 12/08	3,294,000	$8.55
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.35
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.41
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85
Crude Oil	NYMEX	10/07 - 12/07	39,100	$75.25
Crude Oil	NYMEX	1/08 - 12/08	73,200	$67.50-$78.70

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues:
Pipeline	$34.1	$27.7	$88.6	$74.5
Energy services	68.4	76.1	239.2	258.3
	102.5	103.8	327.8	332.8
Operating expenses:
Purchased natural gas sold	60.9	69.0	216.3	236.1
Operation and maintenance	17.1	12.8	47.7	38.4
Depreciation, depletion and amortization	5.4	4.9	16.1	14.9
Taxes, other than income	2.7	2.5	8.1	7.6
	86.1	89.2	288.2	297.0
Operating income	16.4	14.6	39.6	35.8
Income from continuing operations	9.2	8.7	21.1	19.5
Income (loss) from discontinued operations, net of tax	.2	(1.6)	.3	(2.2)
Earnings	$9.4	$7.1	$21.4	$17.3
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	6.6	7.5	21.7	22.6
Other	33.5	29.3	83.7	75.4
	40.1	36.8	105.4	98.0
Gathering volumes (MMdk)	23.5	21.9	68.2	64.8
* A public utility division of the company

The pipeline and energy services segment reported earnings of $9.4 million for the third quarter of 2007, compared to $7.1 million for third quarter 2006. Total throughput increased 8 percent, including a 78 percent increase in volumes transported off system and higher gathering volumes, partially offset by lower volumes transported to storage.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on anticipated demand, additional incremental expansions to the Grasslands Pipeline are forecasted over the next few years. An expansion to 138,000 Mcf per day is scheduled to be in service in November 2007. Through additional compression, the pipeline capacity could ultimately reach 200,000 Mcf per day.

•	In 2007, total gathering and transportation throughput is expected to increase approximately 6 percent over 2006 record levels.

Construction Materials and Mining

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues	$639.6	$667.6	$1,322.7	$1,386.2
Operating expenses:
Operation and maintenance	519.7	546.9	1,101.4	1,167.1
Depreciation, depletion and amortization	23.2	22.6	69.1	64.8
Taxes, other than income	11.8	10.0	33.4	30.3
	554.7	579.5	1,203.9	1,262.2
Operating income	84.9	88.1	118.8	124.0
Earnings	$50.4	$52.5	$66.1	$69.0
Sales (000's):
Aggregates (tons)	11,769	14,961	27,665	34,386
Asphalt (tons)	3,330	3,669	5,435	6,358
Ready-mixed concrete (cubic yards)	1,328	1,420	3,046	3,391

The construction materials and mining segment reported strong third quarter earnings of $50.4 million compared to record earnings a year ago of $52.5 million. Resulting largely from the slowdown in the residential construction sector, product volumes decreased ranging from 6 percent to 21 percent. The earnings impact was substantially mitigated by higher realized margins, primarily from asphalt and related products.

In August, this business acquired Star Aggregates, Inc., a leading aggregate producer in Cheyenne, Wyo. Its services include highway construction, earth work and asphalt paving. In addition, it supplies aggregate and asphalt to third-party customers.

Quality Concrete & Materials Co., Ltd., a ready-mix concrete and materials supplier headquartered in Beaumont, Texas, was acquired by the construction materials and mining business in September. It produces in excess of 400,000 cubic yards of ready mix per year, and it distributes between 1 million to 2 million tons of aggregates per year for internal and third-party use through its material yards. Revenues from its operations total nearly $50 million annually.

Also acquired in September was the Lampasas Quarry operation, a high-quality dolomite reserve near Lampasas, Texas.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key long-term strategic objective is to further expand, through acquisition, the company’s presence in the higher-margin materials business (including rock, sand, gravel, asphalt cement, ready-mixed concrete and related products), complementing and expanding on the company’s expertise.

•
Ongoing efforts to increase margin are being pursued through continuous improvement programs, including corporate purchasing of equipment, parts and commodities (such as liquid asphalt, diesel fuel, cement and other materials), negotiation of contract price escalation provisions, and the utilization of national purchasing accounts.

•	The company has 1.2 billion tons of strategically located aggregate reserves, a key element of its vertical integration strategy.
•	The company anticipates margins in 2007 to be comparable to 2006.
•	Work backlog as of Sept. 30 was approximately $520 million compared to $594 million at Sept. 30, 2006.

Utility Resources

Construction Services
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In millions)
Operating revenues	$293.3	$262.3	$793.9	$729.3
Operating expenses:
Operation and maintenance	258.1	236.8	700.4	656.2
Depreciation, depletion and amortization	3.5	3.6	10.5	11.0
Taxes, other than income	8.5	6.6	24.8	19.5
	270.1	247.0	735.7	686.7
Operating income	23.2	15.3	58.2	42.6
Earnings	$13.7	$8.3	$33.9	$23.4

The construction services segment had record quarterly earnings of $13.7 million, a 65 percent increase over the previous year’s $8.3 million, on revenue growth of 12 percent. This increase reflects higher construction margins as well as continued expansion of equipment sales and rentals. The construction services business has record backlog that is 64 percent higher than a year ago.

In August, this business acquired Lone Mountain Excavation and Utilities, LLC, based in Las Vegas. Lone Mountain is a specialty excavation and utilities contractor employing about 70 people. This group has served an established client base in Las Vegas for more than 25 years.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates higher average margins in 2007 as compared to 2006, and continues to focus on costs and efficiencies to improve margins.
•	Work backlog as of Sept. 30 of approximately $826 million includes a higher expected average margin than the backlog of $505 million at Sept. 30, 2006.

Electric and Natural Gas Distribution

Electric
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues	$54.0	$53.2	$145.7	$139.1
Operating expenses:
Fuel and purchased power	20.3	19.1	52.9	51.2
Operation and maintenance	16.0	16.3	45.6	46.0
Depreciation, depletion and amortization	5.7	5.4	16.9	15.9
Taxes, other than income	2.1	2.1	6.4	6.4
	44.1	42.9	121.8	119.5
Operating income	9.9	10.3	23.9	19.6
Earnings	$5.7	$5.7	$13.0	$10.0
Retail sales (million kWh)	703.5	652.1	1,945.5	1,828.1
Sales for resale (million kWh)	39.2	172.3	130.4	423.9
Average cost of fuel and purchased power per kWh	$.027	$.022	$.025	$.022

Natural Gas Distribution
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenue	$90.7	$31.4	$280.2	$229.5
Operating expenses:
Purchased natural gas sold	53.3	20.7	193.9	182.5
Operation and maintenance	26.6	11.0	57.8	35.7
Depreciation, depletion and amortization	7.1	2.5	12.0	7.3
Taxes, other than income	5.9	1.4	9.1	4.5
	92.9	35.6	272.8	230.0
Operating income (loss)	(2.2)	(4.2)	7.4	(.5)
Earnings (loss)	$(4.5)	$(2.3)	$1.1	$.4
Volumes (MMdk):
Sales	7.2	3.1	28.4	21.9
Transportation	22.7	2.6	29.0	9.8
Total throughput	29.9	5.7	57.4	31.7
Degree days (% of normal)*
Montana-Dakota	71%	94%	93%	83%
Cascade	102%	---	102%	---
Average cost of natural gas, including transportation, per dk**
Montana-Dakota	$5.15	$6.67	$6.45	$8.32
Cascade	$7.60	---	$7.60	---
* Degree days are a measure of the daily temperature-related demand for energy for heating.
** Regulated natural gas sales only.

The combined utility businesses reported earnings of $1.2 million in the third quarter, compared to earnings of $3.4 million for the same period in 2006. The change in earnings is because of the seasonal loss associated with the July 2 acquisition of Cascade Natural Gas Corp. This acquisition positions the utility well for the upcoming heating season.

The following information highlights the key growth strategies, projections and certain assumptions for these businesses:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. A filing in North Dakota for an advanced determination of prudence of Big Stone II was made in November 2006. The company requested suspension of the filing given the need to consider the impact of the withdrawal of certain other parties in the project. A new procedural schedule is expected to be established after consideration of optimal plant configuration by the remaining participants. A new schedule is expected to also be set for certain regulatory proceedings applicable to the Certificate of Need filing in Minnesota relative to related transmission. The company currently anticipates it would own approximately 116 megawatts of Big Stone II. The plant is projected to be on line mid-2013. A final decision on the project will be made when major permits are issued.

•
The company is in the process of constructing approximately 20 MW of wind-powered electric generation near Baker, Mont. The project includes 13, 1.5-MW wind turbines at a project cost of approximately $37 million. The project is expected to be rate based and on line in late 2007.

•
July 12, Montana-Dakota filed an electric rate case with the Montana Public Service Commission requesting an increase of $7.8 million annually, or approximately 22 percent above current rates. The company is requesting a fuel and purchased power tracking adjustment and an off-system sales margin sharing adjustment. The company also requested an interim increase of $3.9 million annually, subject to refund. A final order is expected by May 2008.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Independent Power Production

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	(Dollars in millions)
Operating revenues	$	---	$	---	$	---	$	---
Operating expenses:
Operation and maintenance		2.1		1.7		5.7		5.8
Depreciation, depletion and amortization		---		---		.2		.1
Taxes, other than income		.1		.1		.2		.1
		2.2		1.8		6.1		6.0
Operating loss		(2.2)		(1.8)		(6.1)		(6.0)
Loss from continuing operations		(3.5)		(1.3)		(7.6)		(2.8)
Income from discontinued operations, net of tax		96.6		3.0		109.2		7.4
Earnings		$93.1		$1.7		$101.6		$4.6

July 10, the company closed on the sale of its domestic independent power production business consisting of Centennial Power, Inc. and Colorado Energy Management, LLC to Bicent Power LLC (fka Montana Acquisition Company LLC). Earnings for the quarter were $93.1 million and reflect the following:
•	A $91.5 million (after tax) gain on the sale of the domestic independent power production business.
o	A portion of the gain (approximately $6.1 million after tax) is related to the sale of Hartwell, an equity method investment, and is recorded in earnings from equity method investments.
o	The remaining $85.4 million (after tax) of the gain is reflected in income from discontinued operations.
•	Income from continuing operations includes an increase in income tax expense of $10 million associated with the anticipated repatriation of profits from Brazilian operations.
•	Loss from discontinued operations also includes approximately $10.5 million (after tax) in earnings related to an electric generating station construction project in Hobbs, N.M.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$1,245.3	$1,173.6	$3,015.2	$2,938.7
Operating expenses:
Fuel and purchased power	20.3	19.1	52.9	51.2
Purchased natural gas sold	60.9	28.6	200.0	195.0
Operation and maintenance	866.8	846.0	2,033.8	2,009.3
Depreciation, depletion and amortization	78.4	67.0	218.3	192.9
Taxes, other than income	39.7	31.5	109.3	95.6
	1,066.1	992.2	2,614.3	2,544.0
Operating income	179.2	181.4	400.9	394.7
Earnings from equity method investments	11.8	2.8	17.8	9.0
Other income	3.4	4.5	5.7	9.7
Interest expense	19.1	20.2	53.9	53.4
Income before income taxes	175.3	168.5	370.5	360.0
Income taxes	70.8	61.4	142.6	132.0
Income from continuing operations	104.5	107.1	227.9	228.0
Income from discontinued operations, net of tax	96.8	1.4	109.5	5.2
Net income	201.3	108.5	337.4	233.2
Dividends on preferred stocks	.2	.2	.5	.5
Earnings on common stock	$201.1	$108.3	$336.9	$232.7
Earnings per common share -- basic
Earnings before discontinued operations	$.57	$.59	$1.25	$1.26
Discontinued operations, net of tax	.53	.01	.60	.03
Earnings per common share -- basic	$1.10	$.60	$1.85	$1.29
Earnings per common share -- diluted
Earnings before discontinued operations	$.57	$.59	$1.24	$1.26
Discontinued operations, net of tax	.53	.01	.60	.03
Earnings per common share -- diluted	$1.10	$.60	$1.84	$1.29
Dividends per common share	$.1450	$.1350	$.4150	$.3884
Weighted average common shares outstanding – basic	182.2	180.3	181.8	180.0
Weighted average common shares outstanding -- diluted	183.2	181.3	182.8	181.0

	September 30,
	2007	2006
	(Unaudited)

Other Financial Data
Book value per common share	$13.42	$11.65
Dividend yield (indicated annual rate)	2.1%	2.4%
Price/earnings ratio*	12.1x	13.2x
Market value as a percent of book value	207.4%	191.8%
Return on average common equity*	18.7%	15.7%
Total assets**	$5.5	$5.0
Total equity**	$2.5	$2.1
Total debt**	$1.3	$1.4
Capitalization ratios:
Common equity	66%	60%
Total debt	34	40
	100%	100%
   * Represents 12 months ended
** In billions